UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 1, 2006
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective September 1, 2006, the Board of Directors of the Company elected Alan Mulally, age 61, President and Chief Executive Officer of the Company, replacing William Clay Ford, Jr. in those positions. He also was elected a member of the Board of Directors. The Company will not have an executive designated as a Chief Operating Officer at this time. William Clay Ford, Jr., who remains Chairman of the Board, was appointed Executive Chairman of the Company effective September 1, 2006.

Since March 2001 Mr. Mulally has been Executive Vice President of The Boeing Company, and President and Chief Executive Officer of Boeing Commercial Airplanes. He also was a member of the Boeing Executive Council and served as Boeing's senior executive in the Pacific Northwest. Prior to that, Mr. Mulally served in a number of other executive positions within Boeing.

Mr. Mulally serves as co-chair of the Washington Competitiveness Council and sits on the advisory boards of NASA, the University of Washington, the University of Kansas, Massachusetts Institute of Technology and the US Air Force Scientific Advisory Board.

Item 1.01. Entry into a Material Definitive Agreement.

Effective as of September 1, 2006, the Company entered into an agreement with Alan Mulally relating to the hiring of Mr. Mulally as President and Chief Executive Officer. The Company agreed to pay Mr. Mulally a base salary of $2,000,000 per year.

As part of the hiring arrangement, the Company also agreed to pay Mr. Mulally, no later than September 15, 2006, $7,500,000 as a hiring bonus and $11,000,000 as an offset for forfeited performance and stock option awards at his former employer. He may elect to defer these amounts in whole or in part under the Company's Deferred Compensation Plan.

Effective September 1, 2006, the Company granted Mr. Mulally (i) 3,000,000 ten-year nonqualified options that vest 33% one year after the grant date, 33% two years after the grant date and 34% three years after the grant date and (ii) 1,000,000 five year non-qualified performance-based options that vest based on the regular way trading closing price of Ford common stock on the New York Stock Exchange reaching certain thresholds that are maintained for a period of at least 30 consecutive trading days as follows: 250,000 options vest after Ford common stock closes at least $15 per share for such a period, an additional 250,000 options vest after Ford common stock closes at least $20 per share for such a period, an additional 250,000 options vest after Ford common stock closes at least $25 per share for such a period and an additional 250,000 options vest after Ford common stock closes at least $30 per share for such a period. All of the options granted to Mr. Mulally have an option price equal to the grant date's current fair market value of $8.28/share (based on the average of the high and low trading price on the New York Stock Exchange on the grant date).

In addition, effective September 1, 2006, the Company granted Mr. Mulally 600,000 restricted stock units. The units vest as to 200,000 units one year after the grant date, 200,000 units two years after the grant date and 200,000 units three years after the grant date. Dividend equivalent payments will be made in cash until the restrictions lapse. When the restrictions lapse, the units will be valued based on the closing price of Ford common stock on the New York Stock Exchange on the date of lapse and paid out in cash as soon as practicable thereafter. Mr. Mulally may elect to defer a portion of these payments under the Deferred Compensation Plan. Further, the Company agreed that the 2007 performance-based restricted stock unit opportunity and stock options to be granted to Mr. Mulally in March 2007 will have a minimum grant date value of $6,000,000 and $5,000,000, respectively. The Company also agreed that his target bonus opportunity for 2007 will be 175% of his base salary.

If the Company terminates Mr. Mulally's employment for reasons other than for cause during the first five years of his employment or if there is a change in control of the Company during the first five years of his employment and he terminates his employment for good reason, the Company will (i) pay Mr. Mulally severance equal to two times his annual base salary and targeted bonus and (ii) remove vesting requirements for the initial stock option grant of 3,000,000 options and the 600,000 restricted stock units. If Mr. Mulally leaves the Company pursuant to the above arrangements, he may not work for a competitor for five years after the date of his termination. Mr. Mulally will not be entitled to any severance payment if he is terminated or released at any time for cause.

Mr. Mulally has the option to live in temporary housing in Southeast Michigan for the first two years of employment at Company expense. He is eligible for relocation assistance pursuant to the Company's relocation program when he relocates his household.

Mr. Mulally is required to use Company aircraft for personal travel under the Company's executive security program. When traveling on personal business on Company aircraft, Mr. Mulally will be entitled to be accompanied by his wife, children and any guests, at Company expense.

All items and benefits described above are subject to the terms, conditions, and requirements of our benefit or pension plans and programs, the terms of which may be amended from time to time in the future.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99	News Release dated	Filed with this Report
September 5, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: September 8, 2006	By:	/s/Kathryn S. Lamping
Kathryn S. Lamping
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99	News Release dated September 5, 2006